Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:
Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Receives Non-Compliance Notice from NASDAQ

Plymouth Meeting, Pa. — October 21, 2008 — Genaera Corporation (NASDAQ: GENR) today announced that it has received notification from NASDAQ that the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement under NASDAQ Marketplace Rule 4310(c)(4) for the last 30 consecutive trading days.

NASDAQ also notified the Company that as of October 16, 2008 it has suspended for a three-month period the enforcement of the rules requiring a minimum $1 closing bid price or a minimum market value of publicly held shares. NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension. NASDAQ has stated that, given the current extraordinary market conditions, this suspension will remain in effect through Friday, January 16, 2009 and will be reinstated on Monday, January 19, 2009.

As a result of this suspension, the Company now has until July 20, 2009 to regain compliance with the minimum bid rule. If at any time before July 20, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that it has achieved compliance with the Rule.

If the Company does not regain compliance with the Rule by July 20, 2009, NASDAQ will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period.

About Genaera

Genaera Corporation is developing trodusquemine (MSI-1436), for type 2 diabetes and obesity currently in phase 1 clinical testing and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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